EXHIBIT 4.16

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

Authorized and Outstanding Stock

The Charter authorizes the issuance of an aggregate of 505,000,000 shares of capital stock, consisting of 500,000,000 Shares of Common Stock, $0.001 par value per share and 5,000,000 shares of preferred stock, $0.001 par value per share. The outstanding Shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

As of the date of this Prospectus, there were 209,911 Shares of Common Stock outstanding. We have 19,335,611 issued and outstanding warrants, of which 2,964 were warrants issued in private placement transactions, 8,821,050 were warrants issued in public offerings and 10,511,597 Public Warrants. The 2,964 issued and outstanding private warrants consist of 155 Rollover Warrants, 2,464 Class A Common Stock Warrants and 345 Class A Placement Agent Common Stock Warrants. The 8,821,050 issued and outstanding warrants consist of 8,333,334 Class B Common Stock Warrants, 556 Class B Placement Agent Common Stock Warrants and 487,160 Class C Common Stock Warrants. All 19,335,611 warrants are exercisable for a total of 37,708.

Common Stock

Voting Rights

Each holder of the shares of Common Stock is entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, as provide by the Charter. The holders of the shares of Common Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by the holders of Common Stock must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast present in person or represented by proxy, unless otherwise specified by law, the Charter.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Revelation Board out of funds legally available therefor.

Rights upon Liquidation, Dissolution and Winding-Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Revelation’s affairs, the holders of the shares of Common Stock are entitled to share ratably in all assets remaining after payment of Revelation’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the shares of Common Stock, then outstanding, if any.

Preemptive or Other Rights

The holders of shares of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of Common Stock. The rights, preferences and privileges of holders of shares of Common Stock will be subject to those of the holders of any shares of the preferred stock Revelation may issue in the future.

Preferred Stock

The Charter authorizes the Revelation Board to establish one or more series of preferred stock. Unless required by law or by any stock exchange, and subject to the terms of the Charter, the authorized shares of preferred stock will be available for issuance without further action by holders of Common Stock.

The Revelation Board is able to determine, with respect to any series of preferred stock, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any.

Revelation could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of Common Stock might believe to be in their best interests or in which the holders of Common Stock might receive a premium over the market price of the shares of Common Stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of Common Stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the rights of the common stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Common Stock.

Warrants

Rollover Warrants

On January 31, 2021, Old Revelation issued warrants to purchase shares of its common stock to a placement agent in connection with a prior private placement of its securities. As a result of the merger, these warrants represent the right to purchase an aggregate of 155 shares of common stock at an exercise price of $2,816.92 and expire on January 31, 2026.

Class A Common Stock Warrants and Class A Placement Agent Common Stock Warrants

There are 2,464 Class A Common Stock Warrants and 345 Class A Placement Agent Common Stock Warrants issued and outstanding.

Each Class A Common Stock Warrant has an exercise price of $3,454.50 per share of common stock, is exercisable at any time after the sixth month anniversary of the date of issuance, will expire on July 25, 2027 and is subject to customary adjustments. The Class A Common Stock Warrants may not be exercised if the aggregate number of shares of the Company’s common stock beneficially owned by the holder (together with its affiliates) would exceed 4.99% of the Company’s outstanding common stock immediately after exercise. However, the holder may increase (upon 61 days’ prior notice from the holder to the Company) or decrease such percentage, provided that in no event such percentage exceeds 9.99%. The Class A Placement Agent Common Stock Warrants have substantially the same terms as the Class A Common Stock Warrants.

Class B Common Stock Warrants and Class B Placement Agent Common Stock Warrants

There are 8,333,334 Class B Common Stock Warrants and 556 Class B Placement Agent Common Stock Warrants issued and outstanding.

Each Class B Common Stock Warrant has an exercise price of $630.00 per share of common stock, is exercisable for 1/1,050 of a share of common stock at any time after the date of issuance, will expire on July 28, 2027 and is subject to customary adjustments. The Class B Common Stock Warrants may not be exercised if the aggregate number of shares of the Company’s common stock beneficially owned by the holder (together with its affiliates) would exceed 4.99% of the Company’s outstanding common stock immediately after exercise. However, the holder may increase (upon 61 days’ prior notice from the holder to the Company) or decrease such percentage, provided that in no event such percentage exceeds 9.99%.

Each Class B Placement Agent Common Stock Warrant has an exercise price of $787.50 per share of common stock, is exercisable at any time after the date of issuance, will expire on July 25, 2027 and is subject to customary adjustments.

Class C Common Stock Warrants

There are 487,160 Class C Common Stock Warrants issued and outstanding as of the date of this Prospectus.

Each Class C Common Stock Warrant has an exercise price of 1/30 of a share of common stock at a price of $160.80 per share of common stock, is exercisable for a share of common stock at any time after the date of issuance, will expire on February 14, 2028 and is subject to customary adjustments. Each Class C Common Stock Warrant can be exercised 0.4 shares of common stock per Class C Common Stock Warrant in an alternative cashless exercise. The Class C Common Stock Warrants may not be exercised if the aggregate number of shares of the Company’s common stock beneficially owned by the holder (together with its affiliates) would exceed 4.99% of the Company’s outstanding common stock immediately after exercise. However, the holder may increase (upon 61 days’ prior notice from the holder to the Company) or decrease such percentage, provided that in no event such percentage exceeds 9.99%.

Public Warrants

There are currently outstanding an aggregate of 10,511,597 Public Warrants, which entitle the holder to acquire shares of Common Stock. Each whole Public Warrant will entitle the registered holder to purchase 1/1,050 of a share of common stock at a price of $12,075.00 per share, subject to adjustment as discussed below, beginning 30 days after the closing of the Business Combination, provided that Revelation has an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or it permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The Public Warrants will expire on January 9, 2027, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to Revelation satisfying its obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a warrant unless the shares of Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the shares of Common Stock underlying such unit.

If a registration statement covering the shares of Common Stock issuable upon exercise of the warrants is not effective by the ninetieth (90th) business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants

Once the warrants become exercisable, Revelation may call the warrants for redemption for cash:

• in whole and not in part;

• at a price of $0.01 per warrant;

• upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

• if, and only if, the closing price of the common stock equals or exceeds $18,900.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of shares of Common Stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this prospectus) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by Revelation for cash, Revelation may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Revelation issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Common Stock may fall below the $18,900.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of shares of Common Stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this prospectus) as well as the $12,075.00 per share warrant exercise price after the redemption notice is issued.

If Revelation calls the warrants for redemption, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of our shares of Common Stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the Private Warrants and their permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a share capitalization payable in shares of Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Shares of Common Stock. A rights offering to holders of common stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per shares of Common Stock paid in such rights offering and divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Revelation, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of common stock on account of such Shares of Common Stock (or other shares of capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Common Stock in connection with the Closing, (d) to satisfy the redemption rights of the holders of common stock in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of the obligation to redeem 100% of Common Stock if it does not complete its initial business combination within 12 months from the closing of its IPO or to provide for redemption in connection with a business combination, or (e) in connection with the redemption of Petra’s public shares upon its failure to complete its initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding Shares of Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Shares of Common Stock.

Whenever the number of Shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Shares of Common Stock (other than those described above or that solely affects the par value of such Shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of new common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Shares of Common Stock in such a transaction is payable in the form of Shares of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The Warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Public Warrants, and, solely with respect to any amendment to the terms of the Private Warrants, a majority of the then outstanding Private Warrants. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive Shares of Common Stock. After the issuance of Shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Shares of Common Stock to be issued to the warrant holder.

Description of Securities in this Offering

We are offering shares of our common stock and warrants to purchase up to shares of common stock. We are also offering pre-funded warrants to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock following the consummation of this offering in lieu of the shares of common stocks that would result in such excess ownership. Each pre-funded warrant will be exercisable for one share of common stock. No warrant for fractional shares of common stock will be issued, rather warrants will be issued only for whole shares of common stock. We are also registering the shares of common stock issuable from time to time upon exercise of the pre-funded warrants and warrants offered hereby.

Common Stock

Voting Rights

Each holder of the shares of Common Stock is entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, as provide by the Charter. The holders of the shares of Common Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by the holders of Common Stock must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast present in person or represented by proxy, unless otherwise specified by law, the Charter.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Revelation Board out of funds legally available therefor.

Rights upon Liquidation, Dissolution and Winding-Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Revelation’s affairs, the holders of the shares of Common Stock are entitled to share ratably in all assets remaining after payment of Revelation’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the shares of Common Stock, then outstanding, if any.

Preemptive or Other Rights

The holders of shares of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of Common Stock. The rights, preferences and privileges of holders of shares of Common Stock will be subject to those of the holders of any shares of the preferred stock Revelation may issue in the future.

Class D Common Stock Warrants

The following is a summary of certain terms and provisions of the warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

Duration and Exercise Price

Each Class D Common Stock Warrant offered hereby will have an exercise price equal to $ . The warrants will be immediately exercisable and may be exercised until the fifth anniversary of the issuance date. The number of Class D Common Stock Warrants outstanding, and the exercise price of those securities, will be adjusted proportionately in the event of a reverse or forward stock split of our common stock, a recapitalization or reclassification of our common stock, payment of dividends or distributions in common stock to our common stock holders, or similar transactions. In the event that the Company effects a rights offering to its common stock holders or a pro rata distribution of its assets among its common stock holders, then the holder of the Class D Common Stock Warrants will have the right to participate in such distribution and rights offering to the extent of their pro rata share of the Company’s outstanding common stock assuming they owned the number of shares of common stock issuable upon the exercise of their Class D Common Stock Warrants. In the event of a “Fundamental Transaction” by the Company, such as a merger or consolidation of it with another company, the sale or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions, a purchase offer, tender offer or exchange offer, or any reclassification, reorganization or recapitalization of the Company’s common stock, then the Class D Common Stock Warrant holder will have the right to receive, for each share of common stock issuable upon the exercise of the Class D Common Stock Warrant, at the option of the holder, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration payable as a result of the Fundamental Transaction, that would have been issued or conveyed to the Class D Common Stock Warrant holder had the holder exercised the Class D Common Stock Warrant immediately preceding the closing of the Fundamental Transaction. In lieu of receiving such common stock and additional consideration in the Fundamental Transaction, the Class D Common Stock Warrant holder may elect to have the Company or the successor entity purchase the Class D Common Stock Warrant holder’s Public Warrant for its fair market value measured by the Black Scholes method.

In the event of the implementation of a reverse stock split, holders of the Class D Common Stock Warrants will be able to reset the exercise price of the Class D Common Stock Warrants based on the average of the five (5) VWAPs immediately prior to the date that is six trading days immediately following the reverse stock split.

If while the Class D Common Stock Warrants are outstanding, the Company issues or sells, or is deemed to have issued or sold, any common stock and/or common stock equivalents other than in connection with certain exempt issuances, with a purchase price per share less than the exercise price in effect immediately prior to such issuance or sale or deemed issuance or sale, then immediately after such issuance or sale or deemed issuance or sale, the exercise price then in effect will be reduced to an amount equal to the new issuance price.

The Company will promptly notify the Class D Common Stock Warrants holders in writing of any adjustment to the exercise price or to the number of the outstanding Class D Common Stock Warrants, declaration of a dividend or other distribution, a special non-recurring cash dividend on or a redemption of the common stock, the authorization of a rights offering, the approval of the stockholders required for any proposed reclassification of the common stock, a consolidation or merger by the Company, sale of all or substantially all of the assets of the Company, any compulsory share exchange, or the authorization of any voluntary or involuntary dissolution, liquidation, or winding up of the Company.

The Class D Common Stock Warrants contain a contractual provision stating that all questions concerning the construction, validity, enforcement and interpretation of the Class D Common Stock Warrants are governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law.

There is no trading market available for the Class D Common Stock Warrants on any securities exchange or nationally recognized trading system, and we do not intend to list the Class D Common Stock Warrants on any securities exchange or nationally recognized trading system.

Exercisability

The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise

If, at the time a holder exercises its warrants, a registration statement registering the issuance or resale of the shares of common stock underlying the warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrant.

Transferability

Subject to applicable laws, a warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the warrants or by virtue of the holder’s ownership of shares of our common stock, such holder of warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises such holder’s warrants.

Waivers and Amendments

No term of the warrants may be amended or waived without the written consent of the holders of the warrants purchased in this offering.

Pre-funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price

Each pre-funded warrant offered hereby will have an initial exercise price per share of common stock equal to $0.0001. The pre-funded warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of common stock and the exercise price. Subject to the rules and regulations of the applicable trading market, we may at any time during the term of the pre-funded warrant, subject to the prior written consent of the holders, reduce the then current exercise price to any amount and for any period of time deemed appropriate by our board of directors.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s pre-funded warrants up to 9.99% of the number of our shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, at the Company’s election, the number of shares of common stock to be issued will be rounded up to the nearest whole number or the Company will pay a cash adjustment in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrants to us together with the appropriate instruments of transfer.

Trading Market

There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading market. Without a trading market, the liquidity of the pre-funded warrants will be extremely limited. The shares of common stock issuable upon exercise of the pre-funded warrants are currently traded on the Nasdaq.

Right as a Shareholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until they exercise their pre-funded warrants. The pre-funded warrants will provide that holders have the right to participate in distributions or dividends paid on our shares of common stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction on a net exercise basis.

Our Transfer Agent and Warrant Agent

The transfer agent and warrant agent is and will be Continental Stock Transfer & Trust Company.

Anti-Takeover Effects of the Charter and Bylaws and Certain Provisions of Delaware Law

The Charter and the DGCL contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Revelation by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the Shares of Common Stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of Nasdaq, which would apply so long as the shares of Common Stock remain listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of Shares of Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. Additionally, the number of authorized shares of any series of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority in voting power, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The Revelation Board may generally issue shares of one or more series of preferred stock on terms designed to discourage, delay or prevent a change of control of Revelation or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved Shares of Common Stock or preferred stock may be to enable Revelation’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Revelation by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their Shares of Common Stock at prices higher than prevailing market prices.

Vacancies and Newly Created Directorships

The Charter provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled solely only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders.

Special Stockholder Meetings

The Charter provides that special meetings of our stockholders may be called at any time only by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, subject to the rights of holders of any series of preferred stock then outstanding.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, the certificate of incorporation provides otherwise. In accordance with Section 228, the Charter prohibits action by written consent.

Section 203 of the DGCL

Revelation is subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203” regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

• prior to the date of the transaction, Revelation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

• upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

• at or subsequent to the date of the transaction, the business combination is approved by Revelation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Petra Board expects the existence of this provision to have an anti-takeover effect with respect to transactions Revelation’s board of directors does not approve in advance. The Petra Board also anticipates that Section 203 may discourage attempts that might result in a premium over the market price for the Shares of Common Stock held by stockholders.

The provisions of Delaware law and the provisions of the Charter and Revelation’s Bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of Common Stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in Revelation’s management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation in which we are a constituent entity. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery of the State of Delaware, plus interest, if any, on the amount determined to be the fair value, from the effective time of the merger or consolidation through the date of payment of the judgment.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.

Exclusive forum for certain lawsuits

Our Charter requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our Charter or bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, our Charter provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Additionally, unless we consent in writing to the selection of an alternative forum, the federal courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against us or any of our directors, officers, other employees or agents. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.

The limitation of liability provision in the Charter may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Listing

The Common Stock and Public Warrants of Revelation are listed on the Nasdaq Capital Market under the symbol “REVB” and “REVBW”.